Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES FIRST QUARTER RESULTS
NEW YORK (April 21, 2011) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2011:
•	Operating income for the quarter was $45 million, resulting in a 4.4% operating margin, compared to operating income of $43 million and a 4.9% operating margin in the first quarter of 2010.

•	Pre-tax income of $6 million in the first quarter. This compares to a pre-tax loss of $1 million in the first quarter of 2010.

•	Net income for the first quarter was $3 million, or $0.01 per diluted share. This compares to JetBlue’s first quarter 2010 net loss of $1 million, or $0.00 per diluted share.
“Despite significantly higher fuel prices, we are pleased to report a profit in the first quarter,” said Dave Barger, JetBlue’s President and Chief Executive Officer. “Our first quarter results demonstrate the success of our Boston and Caribbean network which continue to deliver strong revenue performance and the focus brought by our 13,000 crewmembers to deliver a great JetBlue Experience.”
Operational Performance
JetBlue reported record first quarter operating revenues of $1 billion. Revenue passenger miles for the first quarter increased 7% to 6.92 billion on a capacity increase of 1%, resulting in a first quarter load factor of 81.4%, an increase of 4.6 points year over year.
Yield per passenger mile in the first quarter was 13.08 cents, up 7.7% compared to the first quarter of 2010. Passenger revenue per available seat mile (PRASM) for the first quarter 2011 increased 14.1% year-over-year to 10.64 cents and operating revenue per available seat mile (RASM) increased 15.1% year-over-year to 11.89 cents.
Operating expenses for the quarter increased 16.8%, or $139 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 15.6% year-over-year to 11.37 cents. Excluding fuel, CASM increased 6.1% to 7.22 cents. These non-fuel unit costs were negatively impacted by storm-related flight cancellations that occurred in January and February.

Fuel Expense and Hedging
While fuel prices increased during the quarter, JetBlue continued to hedge to manage price volatility. Specifically, JetBlue hedged approximately 37% of its fuel consumption during the first quarter, resulting in a realized fuel price of $2.94 per gallon, a 34.5% increase over first quarter 2010 realized fuel price of $2.19. JetBlue recorded $2 million in gains on fuel hedges that settled during the first quarter.
JetBlue has hedged approximately 43% of its second quarter projected fuel requirements and 35% of its remaining 2011 projected fuel requirements using a combination of crude call options and collars, jet fuel swaps and heating oil collars. Based on the fuel curve as of April 15, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.37 in the second quarter and $3.32 for the full year 2011.
Balance Sheet Update
JetBlue ended the first quarter with approximately $1.1 billion in unrestricted cash and short term investments.
“With our continued focus on maintaining and building financial strength, we believe we are well positioned in today’s volatile fuel environment,” said Ed Barnes, JetBlue’s Chief Financial Officer. “Our healthy operating cash flow allows us to continue to make investments in the business which better position us relative to the competition.”
Second Quarter and Full Year Outlook
For the second quarter of 2011, CASM is expected to increase between 18 and 20 percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between three and five percent year over year.
CASM for the full year is expected to increase between 15 and 17 percent over full year 2010. Excluding fuel, CASM in 2011 is expected to range from zero to positive two percent year over year.
Capacity is expected to increase between seven and nine percent in the second quarter and to increase between six and eight percent for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, April 21, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue Airways is New York’s Hometown Airline with other focus cities in Boston, Los Angeles, and Fort Lauderdale and Orlando, Florida. Voted “Most Eco-Friendly Airline” by Zagat’s Airline survey in 2008, 2009 and 2010, JetBlue Airways has created a new airline category based on value, service and style. In 2010, the carrier also ranked “Highest in Customer Satisfaction Among Low-Cost Carriers in North America” by J.D. Power and Associates, a customer satisfaction recognition received for the sixth year in a row. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) and super-spacious Even More Legroom seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 64 cities with 700 daily flights. The airline intends to begin service to Anchorage, Alaska and Martha’s

Vineyard in 2011. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2010 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2011	2010	Change
OPERATING REVENUES
Passenger	$906	$786	15.3
Other	106	85	25.7

Total operating revenues	1,012	871	16.3

OPERATING EXPENSES
Aircraft fuel and related taxes	353	254	38.6
Salaries, wages and benefits	235	219	7.6
Landing fees and other rents	57	54	4.6
Depreciation and amortization	56	57	(1.4)
Aircraft rent	34	31	9.6
Sales and marketing	45	40	13.3
Maintenance materials and repairs	52	39	35.8
Other operating expenses	135	134	0.5

Total operating expenses	967	828	16.8

OPERATING INCOME	45	43	5.5

Operating margin	4.4%	4.9%	(0.5)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(44)	(47)	(5.3)
Capitalized interest	1	1	48.0
Interest income and other	4	2	133.5

Total other income (expense)	(39)	(44)	(11.3)

INCOME (LOSS) BEFORE INCOME TAXES	6	(1)

Pre-tax margin	0.6%	(0.2)%	0.8	pts.

Income tax expense (benefit)	3	—

NET INCOME (LOSS)	$3	$(1)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.01	$—

Diluted	$0.01	$—

Weighted average shares outstanding (thousands):
Basic	277,261	274,053
Diluted	279,342	274,053

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended
	March 31,		Percent
	2011	2010	Change
Revenue passengers (thousands)	6,039	5,528	9.2
Revenue passenger miles (millions)	6,924	6,470	7.0
Available seat miles (ASMs) (millions)	8,511	8,424	1.0
Load factor	81.4%	76.8%	4.6	pts.
Aircraft utilization (hours per day)	11.0	11.8	(6.4)

Average fare	$150.02	$142.16	5.5
Yield per passenger mile (cents)	13.08	12.15	7.7
Passenger revenue per ASM (cents)	10.64	9.33	14.1
Operating revenue per ASM (cents)	11.89	10.33	15.1
Operating expense per ASM (cents)	11.37	9.83	15.6
Operating expense per ASM, excluding fuel (cents)	7.22	6.81	6.1
Airline operating expense per ASM (cents) (a)	11.17	9.62	16.2

Departures	56,706	54,367	4.3
Average stage length (miles)	1,075	1,102	(2.5)
Average number of operating aircraft during period	161.4	151.0	6.9
Average fuel cost per gallon	$2.94	$2.19	34.5
Fuel gallons consumed (millions)	120	116	3.1
Full-time equivalent employees at period end (a)	11,281	11,084	1.8

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$550	$465
Total investment securities	685	628
Total assets	6,843	6,593
Total debt	3,078	3,033
Stockholders’ equity	1,677	1,654
SOURCE: JetBlue Airways Corporation